EXHIBIT 16.1

THOMAS J. HARRIS
CERTIFIED PUBLIC ACCOUNTANT
3901 STONE WAY N., SUITE 202
SEATTLE, WA  98103
206.547.6050

January 25, 2013

United States Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington D.C. 20549

Re: PUGET TECHNOLOGIES, INC.

Dear Sirs/Madams:

The undersigned Thomas J Harris CPA previously acted as independent accountants to audit the consolidated financial statements of PUGET TECHNOLOGIES, INC.    We are no longer acting as independent accountants to the Company.

This letter will confirm that we have read PUGET TECHNOLOGIES, INC. ’s statements included under Item 4 of its Form 8-K dated January 25, 2013, and we agree with such statements as they relate to us.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly,

Thomas J Harris